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                                  EXHIBIT 99.1

                        REGISTRANT'S PRESS RELEASE DATED
                               DECEMBER 10, 1997

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FOR MORE INFORMATION, PLEASE CONTACT:

AT U.S. FRANCHISE SYSTEMS, INC.:     AT THE FINANCIAL RELATIONS BOARD:
Barbara Wiener                       Bill Murphy           Susan Steidle
(404) 235-7400                       General Information   Investor Information
                                     (312) 266-7800        (312) 266-7800

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 10, 1997

          U.S. FRANCHISE SYSTEMS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                     FULL OWNERSHIP OF HAWTHORN SUITES BRAND
- TO EXCHANGE ROYALTY-SHARING AGREEMENT FOR 2.222 MILLION SHARES OF USFS STOCK
- PRITZKER FAMILY BUSINESS INTERESTS TO BECOME ONE OF USFS' LARGEST SHAREHOLDERS
                     - HYATT PRESIDENT TO JOIN USFS BOARD

ATLANTA, GA, DECEMBER 10, 1997 -- U.S. FRANCHISE SYSTEMS, INC. (NASDAQ: USFS) today announced that it has signed the definitive agreement under which it will acquire full ownership of its Hawthorn Suites brand from HSA, the company controlled by Pritzker family business interests that owned the Hawthorn Suites brand. Hawthorn Suites is an upper-end extended stay hotel chain that has grown from 18 to 109 properties open or under development in the 18 months that it has been managed by U.S. Franchise Systems.

Under the terms of the transaction, U.S. Franchise Systems will issue 2.222 million shares of its Class A common stock to HSA's successor. The new agreement will eliminate royalties that U.S. Franchise Systems would have owed HSA under the original agreement's royalty-sharing arrangement, and will remove restrictions on U.S. Franchise Systems' ability to purchase other hotel brands. Hawthorn Suites will retain its unique relationship with the Spirit Reservation System, which also operates the Hyatt Worldwide Reservation System. Following completion of the transaction, USFS will have outstanding approximately 14.8 million shares of Class A and Class B common stock.

Mike Leven, president and chief executive officer of U.S. Franchise Systems, reviewed the benefits of the transaction for USFS. "Taking full ownership of the brand provides three significant positives for us. First, the transaction is accretive in 1998 and even more so in 1999 and beyond. Second, we will have removed the restrictions on our ability to acquire hotel brands in a variety of segments and price points, expanding our universe of potential acquisitions. Finally, the transaction simplifies our company, making it easier to value the Hawthorn Suites franchise royalty stream."

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Leven added, "Further, we're thrilled that a group with such a successful investment track record, both inside and outside the hotel industry, would show such a strong level of confidence in U.S. Franchise Systems." As a result of the transaction, Pritzker family business interests will become one of USFS' three largest shareholders, with approximately 15 percent of the fully diluted outstanding shares. Among its vast holdings, Pritzker family business interests own Hyatt Hotels. Upon completion of the transaction, Doug Geoga, president of Hyatt Hotels Corporation (age 42), will join U.S. Franchise Systems' board of directors, raising the number of board members to eight.

Nick Pritzker, president of Hyatt Development Corporation, said, "The growth of the Hawthorn Suites brand under U.S. Franchise Systems' leadership has been most impressive -- far exceeding our expectations. Our confidence in Mike Leven and the USFS team, however, led us to this transaction, which will let us participate in the growth of the entire USFS brand portfolio."

According to Leven, the growth of Hawthorn Suites is also evidence of the trend toward increasing numbers of travelers opting for extended stay. In addition, at the upper-end segment of the industry, the brand is insulated from the abundance of new mid-market supply coming on, and demand for the higher price point far exceeds supply.

TRANSACTION WILL BE ACCRETIVE IN 1998
Neal Aronson, executive vice president and chief financial officer of U.S. Franchise Systems, said, "Under the terms of the original agreement with HSA, USFS pays HSA 100 percent of franchise royalties related to the 18 hotels open or under development when we acquired the brand. Plus, we would pay 67 percent of the franchise royalties collected on the first 3,600 Hawthorn Suites rooms franchised by USFS, 50 percent of the royalties related to the next 3,150 rooms and a declining percentage above 6,750 rooms. For comparison, 6,750 rooms would be equivalent to approximately 67 Hawthorn Suites hotels."

Aronson added, "With this new agreement, USFS will gain approximately $2.1 million of franchise royalty fees from the 26 open Hawthorn Suites properties. While that revenue will be offset, in part, by non-cash amortization expenses related to this transaction, we do not incur any additional operating expenses. As a result, based only on presently open properties, we anticipate the incremental addition of approximately $1.5 million to pre-tax income on an annual basis.

"In 1999, for the 26 open hotels plus the 11 under construction, the franchise royalty fees and pre-tax profit are expected to be approximately $3.1 million and $2.5 million, respectively, as hotels under construction or recently opened properties have time to ramp-up and produce royalties for a full 12 months. In addition, we will gain the royalties that would have accrued to HSA from properties that are not yet under construction," Aronson noted. As of December 8, 1997, an additional 72 properties were in the pipeline, including 42 executed franchise agreements for properties not yet under construction and approximately 30 approved applications.

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The proposed transaction remains subject to clearance of the transaction in accordance with the Hart-Scott-Rodino Act, and approval by U.S. Franchise Systems' shareholders. Shareholders representing a majority of the votes have already indicated that they will vote for the transaction.

ABOUT U.S. FRANCHISE SYSTEMS
Based in Atlanta, Georgia, U.S. Franchise Systems, Inc. was formed in August 1995 by Michael A. Leven, who has 37 years of experience in the lodging industry, and Neal K. Aronson, former principal of the New York investment firm Odyssey Partners, L.P. The company purchased the franchise system rights to Microtel Inn, Microtel Suites and Microtel Inn & Suites in September 1995. Microtel properties are all newly constructed, interior corridor, limited service budget hotels with an average daily rate between $35 and $45.

In March 1996, the company acquired the franchise rights to Hawthorn Suites, a limited service extended-stay product, offering side-by-side separate living and sleeping rooms and fully equipped kitchens, a complimentary hot breakfast buffet and evening refreshments. Hawthorn Suite's locations are serviced by the Spirit Reservation System, which also operates the Hyatt Worldwide Reservations Service. U.S. Franchise, which completed its initial public offering in October 1996, is traded on the Nasdaq National Market System using the symbol USFS.

   Certain of the above statements are forward looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including competitive developments, and risk factors listed from time to time in the Company's SEC reports.

        FOR MORE INFORMATION ON U.S. FRANCHISE SYSTEMS, INC. AT NO COST,
         SIMPLY DIAL 1-800-PRO INFO AND ENTER USFS ON A TOUCH TONE PHONE

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